Exhibit 10.12

Peter Baker

1330 29th Street

Moline, IL 61265

(309)-764-7202

Service Contract

THIS SERVICE CONTRACT begins on October 30, 2006 by and between Peter Baker (Consultant) an individual having an address currently at 1330 29th Street, Moline, IL 61265 and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335 Owosso, Michigan 48867.

1.	Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include, but not limited to, the following:

Help coordinate project development of Liberty’s ethanol plant by assisting Liberty in interfacing with ICM on plant design, interfacing with Wilcox on permit applications, interfacing with Jackson Walker on legal aspects, interfacing with other Liberty consultants and Board of Managers on coordinating market development and business strategies, assisting in the research of possible new bio-product markets for Liberty including bio-chemicals, structural bio-materials or other strategic alliances,

Providing other professional services at the request of David Skjaerlund, President and CEO of Liberty Renewable Fuels, LLC, as the project requires.

2.	Terms and Compensation. During the term of this agreement, fees shall be payable biweekly at a rate of $30.00 per hour. This contract shall commence on October 30, 2006. Consultant will also be reimbursed for reasonable expenses including mileage for attending meetings at locations other than Liberty’s office in Corunna and meals, lodging and other travel expenses for overnight trips. Consultant will not be reimbursed mileage for travel between the office of the Consultant (which will be located in Michigan) and the office of Liberty Renewable Fuels, LLC in Owosso, Michigan.

3.	Termination. This agreement shall be for 26 weeks beginning October 30, 2006, and may be terminated by either party at anytime, for just cause, during its duration upon thirty (30) days written notice.

4.	Governing Law. This agreement shall be governed by the laws of the state of Michigan.

5.	Independent Contractor – Third Parties. In performing services under this agreement, Peter Baker shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of the agreement and the services to be provided hereunder. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Peter Baker and not for the benefit of any third party.

6.	Taxes. Consultant shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by said Consultant through this contract.

7.	Conflict of Interests. Consultant represents that it does not presently have any interest and will not acquire any interest, direct or indirect, that would conflict in any manner with the performance of this contract and the scope of services provided herein.

8.	Confidentiality. All information furnished to, developed or obtained by Peter Baker and his employees in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of Peter Baker or his employees. Consultant will execute Liberty’s confidentiality and non-compete agreement as well.

9.	Renegotiations. This contract may be renegotiated with a 30 days written notice by the Consultant or Liberty Renewable Fuels, LLC.

10.	Miscellaneous. This contract represents the entire agreement of the parties relating to the subject matter hereof, and it may not be amended, modified or waived other than in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

Agreed and accepted this 30 day of October, 2006 by:

/s/ David Skjaerlund
Liberty Renewable Fuels, LLC

/s/ Peter Baker
Peter Baker